UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: August 12, 2014
(Date of earliest event reported)
POTLATCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32729	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. First Avenue, Suite 1600, Spokane WA		99201
(Address of principal executive offices)		(Zip Code)
509-835-1500
(Registrant’s telephone number, Including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 12, 2014, Potlatch Corporation (the “Company”), and its wholly owned subsidiaries Potlatch Forest Holdings, Inc. and Potlatch Land & Lumber, LLC (the “Borrowers”), entered into an Amended and Restated Credit Agreement among KeyBank National Association, as Administrative Agent, L/C Issuer and Swing Line Lender, the Guarantors from time to time party thereto and the Lenders from time to time party thereto (the “Credit Agreement”), amending and restating their existing credit agreement dated as of December 11, 2012 among the Borrowers, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, the Guarantors from time to time party thereto and the Lenders from time to time party thereto. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Credit Agreement.

Under the Credit Agreement, the lenders have agreed to extend revolving loans to the Borrowers in an initial aggregate principal amount not to exceed $250 million, which may be increased by up to an additional $250 million of principal amount. The Credit Agreement includes a sublimit of $40 million for the issuance of standby letters of credit and a sublimit of $25 million for swing line loans. The Credit Agreement is an unsecured 66-month revolving facility, with a stated maturity date of February 12, 2020.

Pricing is set according to the type of borrowing under the Credit Agreement. LIBOR Loans are issued at a rate equal to LIBOR plus the Applicable Rate, while Base Rate Loans are issued at a rate equal to the Base Rate, which is a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1.00%, (b) LIBOR that would then be applicable to a new LIBOR Loan with a one month Interest Period plus 1.00%, and (c) the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its “prime rate.” The Applicable Rate for LIBOR Loans can range from 0.875% to 1.70% and the Applicable Rate for Base Rate loans can range from 0.00% to 0.70% depending on the Debt Rating.

The Credit Agreement contains covenants that, among other things, limit the Borrowers’ ability to create liens, merge or consolidate, dispose of assets, incur indebtedness and guarantees, repurchase or redeem capital stock and indebtedness, make certain investments and acquisitions, enter into certain transactions with affiliates or change the nature of the Borrowers’ business. The Credit Agreement contains financial covenants including (a) the maintenance of an Interest Coverage Ratio (a ratio of consolidated EBITDDA to consolidated interest expense) of at least 3.00 to 1.00, and (b) a Leverage Ratio (a ratio of total consolidated funded indebtedness to the consolidated value of timberlands and other defined assets) of no more than 40%.

Events of Default under the Credit Agreement include, but are not limited to, payment defaults, covenant defaults, breaches of representations and warranties, cross defaults to certain other material agreements and indebtedness, bankruptcy and other insolvency events, material adverse judgments, actual or asserted invalidity of loan documentation, and certain change of control events.

The monies lent under the Credit Agreement are available to be used by the Borrowers, among other things, to refinance existing indebtedness, fund working capital needs, capital expenditures and for other general corporate purposes, including acquisitions.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1
Amended and Restated Credit Agreement dated as of August 12, 2014, among Potlatch Corporation and its wholly owned subsidiaries, as borrowers, KeyBank National Association, as administrative agent, swing line lender and L/C issuer, the Guarantors from time to time party thereto and the Lenders from time to time party thereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 12, 2014
POTLATCH CORPORATION

By:	/s/ Lorrie D. Scott
Lorrie D. Scott
Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Credit Agreement dated August 12, 2014